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                                                                    Exhibit 3.14
                                                                    ------------

                           ARTICLES OF INCORPORATION
                                       OF
                                  ESCIA, INC.

                                       I.

          The name of the Corporation is:

                                 "ESCIA, INC."

                                      II.

          The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                      III

          The Corporation has perpetual duration.

                                      IV.

          The Corporation is a corporation for profit and is organized for the following purposes:

          To distribute gasoline pumps and other types of equipment;

          To do any and all acts and things necessary, convenient, expedient, ancillary or helpful to the accomplishment of the foregoing; and
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          To engage in any other lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code.

                                       V.

          The Corporation has authority to issue not more than 10,000 shares of common stock of $.10 par value.

                                      VI.

          None of the holders of shares of common stock shall be entitled as a matter of preemptive right to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, evidences of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

                                     VII.

          The Corporation shall not commence business until it shall have received not less than five hundred ($500.00) dollars in payment for the issue of shares of stock.

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                                     VIII.

          The initial registered office of the Corporation is 771 Spring Street, N.W., Atlanta, Georgia 30308. The initial registered agent of the Corporation is Scott D. Calhoun.

                                      IX.

          The initial Board of Directors shall consist of one who is:

                 J.E. Overmyer
                 P.O. Box 360
                 Fort Wayne, Indiana 46801

                                       X.

          The name and address of the Incorporator is;

                 Scott D. Calhoun
                 771 Spring Street, N.W.
                 Atlanta, Georgia 30308

          IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.

                                         /s/ Scott D. Calhoun
                                         --------------------
                                         Incorporator





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